Exhibit 23




                          Independent Auditors' Consent



The Partners of
Kaneb Pipe Line Partners, L.P.:


We consent to the incorporation by reference in the registration statement numbers 333-98621, 333-59767, 333-76067, 333-65896 and 333-62296 on Form S-3 of
Kaneb Pipe Line Partners, L.P. and in registration statement numbers 333-44634 and 333-71638 on Form S-3 of Kaneb Pipe Line Operating Partnership, L.P. of our report dated February 25, 2003, except as to note 11, which is as of March 21, 2003, with respect to the consolidated balance sheets of Kaneb Pipe Line Partners, L.P. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, partners' capital and cash flows for each of the years in the three-year period ended December 31, 2002, and related schedule, which report is included on page F-1 of this Form 10-K.

                                    KPMG LLP


Dallas, TX
March 26, 2003